Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEVRO CORP.

May 23, 2019

Nevro Corp., a corporation organized and existing under and by virtue of the Delaware General Corporation Law, hereby certifies the following:

1.The name of this corporation is Nevro Corp.  The original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on October 4, 2006 under the name NBI Development, Inc.  The Certificate of Designations, Preferences and Rights of Series A Convertible Stock of NBI Development, Inc. was filed with the Secretary of State of the State of Delaware on October 6, 2006.  A Certificate of Amendment to the Certificate of Incorporation of NBI Development, Inc. was filed with the Secretary of State of the State of Delaware on June 28, 2007.  An Amended and Restated Certificate of Incorporation was filed on June 4, 2008.  A subsequent Amended and Restated Certificate of Incorporation was filed on November 10, 2014.

2.The following amendments to the Amended and Restated Certificate of Incorporation are hereby adopted:

Article V, Section 1(b) shall be deleted in its entirety and replaced with the following:

(b)

Other than any directors elected by the separate vote of the holders of one or more series of Preferred Stock, the Board of Directors shall be and is divided into three classes, designated as Class I, Class II and Class III, as nearly equal in number as possible.  Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors.  At the 2015 annual meeting of stockholders, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years.  At the 2016 annual meeting of stockholders, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years.  At the 2017 annual meeting of stockholders, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, at each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing, commencing with the 2020 annual meeting of stockholders, each director who is elected at the annual meeting of stockholders, other than any directors elected by the separate vote of the holders of one or more series of Preferred Stock, shall hold office until the next annual meeting and until his or her successor shall be elected and qualified, subject, however, to such director’s prior death, resignation, retirement, disqualification or removal from office. Commencing with the 2022 annual meeting of stockholders, directors shall no longer be divided into classes.

Notwithstanding the foregoing provisions of this Article V Section 1(b), each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal.  No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Article V, Section 1(c) shall be deleted in its entirety and replaced with the following:

(c)Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of voting stock of the Corporation with the power to vote at an election of directors (the “Voting Stock”).

Article V, Section 2(a) shall be deleted in its entirety and replaced with the following:

(a)In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal Bylaws of the Corporation.  In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least a majority of the voting power of all the then-outstanding shares of the Voting Stock, voting together as a single class.

Article IX shall be deleted in its entirety and replaced with the following:

Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law or by this Amended and Restated Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, VII, VIII and this Article IX.

3.This Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended).

4.This Certificate of Amendment of the Amended and Restated Certificate of Incorporation shall become effective immediately upon filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

(Signature Page Follows)

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf on this 23rd day of May, 2019.

NEVRO CORP.

By: /s/ Kashif Rashid

Name: Kashif Rashid

Title: General Counsel and Secretary

Signature Page to Certificate of Amendment of

Amended and Restated Certificate of Incorporation

of Nevro Corp.